UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

COLONY CAPITAL, INC.

(Exact name of registrant as specified in its charter)

Maryland	27-0419483
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

2450 Broadway, 6th Floor Santa Monica, California	90404
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Class A Common Stock, $0.01 par value per share	The New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  ☐

Securities Act registration statement file number to which this form relates: Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act: None.

EXPLANATORY NOTE

This Amendment No. 1 amends the Form 8-A originally filed by Colony Capital, Inc. f/k/a Colony Financial, Inc., a Maryland corporation (the “Company”), on September 14, 2009 in order to update Item 1 thereof. Effective April 1, 2015, the Company’s charter was amended and restated pursuant to Articles of Amendment and Articles of Restatement (the “Restated Charter”). As a result of the filing of the Restated Charter, all of the Company’s outstanding common stock (previously designated as “Common Stock, $0.01 par value per share”) was reclassified as shares of Class A Common Stock, $0.01 par value per share (the “Class A Common Stock”).

Item 1. Description of Registrant’s Securities to be Registered.

The description of the Class A Common Stock included under the heading “Description of Common Stock” in the prospectus forming part of the Registrant’s Registration Statement on Form S-3 (File No. 333-203202), initially filed with the Securities and Exchange Commission (the “Commission”) on April 2, 2015, as amended (the “Registration Statement”), is incorporated herein by reference. In addition, information relating to the Registrant’s Class A Common Stock under the heading “Certain Provisions of Maryland Law and Our Charter and Bylaws” in the Registration Statement shall be deemed incorporated herein by reference.

Item 2. Exhibits.

Exhibit No.	Description

3.1	Articles of Amendment of Colony Financial, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on April 2, 2015)

3.2	Articles of Restatement of Colony Capital, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on April 2, 2015)

3.3	Articles Supplementary designating Colony Capital, Inc.’s 8.50% Series A Cumulative Redeemable Perpetual Preferred Stock, liquidation preference $25.00 per share, par value $0.01 per share (incorporated by reference to Exhibit 3.2 to the Company’s Form 8-A filed on March 20, 2012)

3.4	Articles Supplementary Establishing Additional Shares of 8.50% Series A Cumulative Redeemable Perpetual Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on July 16, 2012)

3.5	Articles Supplementary designating Colony Capital, Inc.’s 7.50% Series B Cumulative Redeemable Perpetual Preferred Stock, liquidation preference $25.00 per share, par value $0.01 per share (incorporated by reference to Exhibit 3.3 to the Company’s Form 8-A filed on June 19, 2014)

4.1	Form of stock certificate evidencing the 8.50% Series A Cumulative Redeemable Perpetual Preferred Stock, liquidation preference $25.00 per share, par value $0.01 per share (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-A filed on March 20, 2012)

4.2	Form of stock certificate evidencing the 7.50% Series B Cumulative Redeemable Perpetual Preferred Stock, liquidation preference $25.00 per share, par value $0.01 per share (incorporated by reference to Exhibit 4.2 to the Company’s Form 8-A filed on June 19, 2014)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: April 2, 2015	COLONY CAPITAL, INC.

	By:	/s/ Ronald M. Sanders
Ronald M. Sanders
Executive Director – Chief Legal Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

3.1	Articles of Amendment of Colony Financial, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on April 2, 2015)

3.2	Articles of Restatement of Colony Capital, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on April 2, 2015)

3.3	Articles Supplementary designating Colony Capital, Inc.’s 8.50% Series A Cumulative Redeemable Perpetual Preferred Stock, liquidation preference $25.00 per share, par value $0.01 per share (incorporated by reference to Exhibit 3.2 to the Company’s Form 8-A filed on March 20, 2012)

3.4	Articles Supplementary Establishing Additional Shares of 8.50% Series A Cumulative Redeemable Perpetual Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on July 16, 2012)

3.5	Articles Supplementary designating Colony Capital, Inc.’s 7.50% Series B Cumulative Redeemable Perpetual Preferred Stock, liquidation preference $25.00 per share, par value $0.01 per share (incorporated by reference to Exhibit 3.3 to the Company’s Form 8-A filed on June 19, 2014)

4.1	Form of stock certificate evidencing the 8.50% Series A Cumulative Redeemable Perpetual Preferred Stock, liquidation preference $25.00 per share, par value $0.01 per share (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-A filed on March 20, 2012)

4.2	Form of stock certificate evidencing the 7.50% Series B Cumulative Redeemable Perpetual Preferred Stock, liquidation preference $25.00 per share, par value $0.01 per share (incorporated by reference to Exhibit 4.2 to the Company’s Form 8-A filed on June 19, 2014)